CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Coupon Auto-Callable Notes due 2026	$1,750,000	$200.55

October 2011 Pricing Supplement No. 1,025 Registration Statement No. 333-156423 Dated October 11, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due October 14, 2026
Unlike ordinary debt securities, the notes provide for regular monthly coupons only for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 800 on the related observation date.  If the index closing value is less than this barrier level on any monthly observation date, we will pay no interest for the related interest period.  In addition, if the index closing value of the S&P 500® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the fourth business day preceding October 14, 2015, the notes will be automatically redeemed for an amount per note equal to the stated principal amount and the contingent monthly coupon.  Investors will not participate in any appreciation of the S&P 500® Index and should be willing to hold their notes for the entire 15-year term. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$1,750,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	October 11, 2011
Original issue date:	October 14, 2011 (3 business days after the pricing date)
Maturity date:	October 14, 2026
Early redemption:
If, on any redemption determination date, beginning on the fourth business day preceding October 14, 2015, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Redemption determination dates:	Quarterly, on the fourth business day preceding each scheduled early redemption date
Early redemption date:
Quarterly, on the 14th day of each October, January, April and July, beginning with October 14, 2015; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:	1,195.54, which is the index closing value on the pricing date
Contingent monthly coupon:	• •
From and including the original issue date to but excluding October 14, 2012: a fixed coupon of 8.00% per annum.  The fixed coupon will paid on each coupon payment date regardless of the performance of the underlying index.

From and including October 14, 2012 to but excluding the maturity date, a contingent coupon will be paid at the interest rate set forth below but only if the closing value of the underlying index is at or above the barrier level on the related observation date.

•      From and including October 14, 2012 to but excluding October 14, 2019: 8.00% per annum
•      From and including October 14, 2019 to but excluding the October 14, 2023: 10.00% per annum
•      From and including October 14, 2023 to but excluding the maturity date: 12.00% per annum
Beginning on the fourth business day preceding October 14, 2012, if on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable month.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the 14-year period after the first year until maturity so that you will receive no contingent monthly coupons.

Barrier level:	800
Coupon payment dates:
The 14th day of each month, beginning November 14, 2011; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Observation dates:
The fourth business day preceding each scheduled coupon payment date, beginning with the October 14, 2012 coupon payment date, subject to postponement for non-index business days and certain market disruption events

Payment at maturity:	At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final observation date, if any.
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or any early redemption date) shall be payable to the person to whom the payment at maturity shall be payable.

CUSIP:	617482YR9
ISIN:	US617482YR90
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per note	$1,000	$35	$965
Total	$1,750,000	$61,250	$1,688,750

(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell; provided that dealers sellingto investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Auto-Callable Securities dated August 20, 2009	Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Contingent Coupon Auto-Callable Notes Based on the Performance of the S&P 500® Index due October 14, 2026

Fact Sheet
The notes are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying prospectus supplement and the prospectus.  The notes provide for the regular monthly coupons only for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no interest for the related month.  The notes will be automatically redeemed if the index closing value of the S&P 500® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the fourth business day preceding October 14, 2015. At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and the contingent monthly coupon with respect to the final observation date, if any.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October 11, 2011	October 14, 2011 (3 business days after the pricing date)	October 14, 2026, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$1,750,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Early redemption:
If, on any redemption determination date, beginning on the fourth business day preceding October 14, 2015, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Redemption determination dates:	Quarterly, on the fourth business day preceding each scheduled early redemption date
Early redemption date:
Quarterly, on the 14th day of each October, January, April and July, beginning with October 14, 2015; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:	1,195.54, which is the index closing value on the pricing date
Interest rate:
•      From and including the original issue date to but excluding October 14, 2012: a fixed coupon of 8.00% per annum.  The fixed coupon will paid on each coupon payment date regardless of the performance of the underlying index.
•      From and including October 14, 2012 to but excluding the maturity date, a contingent coupon will be paid at the interest rate set forth below but only if the closing value of the underlying index is at or above the barrier level on the related observation date.

• • •
From and including October 14, 2012 to but excluding October 14, 2019: 8.00% per annum
From and including October 14, 2019 to but excluding the October 14, 2023: 10.00% per annum
From and including October 14, 2023 to but excluding the maturity date: 12.00% per annum

Beginning on the fourth business day preceding October 14, 2012, if on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable month.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the 14-year period after the first year until maturity so that you will receive no contingent monthly coupons.

Barrier level:	800
Coupon payment dates:
The 14th day of each month, beginning November 14, 2011, subject to postponement as described below; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Observation dates:
The fourth business day preceding each scheduled coupon payment date, beginning with the October 14, 2012 coupon payment date, subject to postponement for non-index business days and certain market disruption events in accordance with the mechanics described under “Description of Auto-Callable Securities––Postponement of Determination Dates” in the accompanying prospectus supplement.

Interest period:	Monthly
Payment at maturity:	At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final observation date, if any.
Risk factors:	Please see “Risk Factors” beginning on page 11.

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Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying prospectus supplement:

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes (the “acceleration amount”) shall be determined by the calculation agent and shall be an amount in cash equal to $1,000 plus any accrued but unpaid portion of the contingent monthly coupon applicable to the then current interest period.  The contingent monthly coupon, if any, for such interest period shall be determined as if the date of such acceleration were the related observation date (in the case of any interest period beginning on or after October 14, 2012), and the portion deemed to have accrued shall be based on the number of days that have elapsed, calculated on a 30/360 basis, from and including the previous coupon payment date (or the original issue date, if applicable) to but excluding the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Postponement of coupon payment dates (including the maturity date):
If any observation date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date), the coupon payment date (or the maturity date) will be the second business day following that observation date as postponed, and no adjustment will be made to any coupon payment made on that postponed date.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482YR9
ISIN:	US617482YR90
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes.  This discussion applies only to initial investors in the notes who:

•      purchase the notes at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
•      will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities, or foreign currencies;
•      investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuer of any shares to which the notes relate (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) in the case of a PFIC and to a

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Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange, early redemption or retirement of a note.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Interest Accruals on the Notes.  Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), a U.S. Holder of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield, as described below, regardless of whether the holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  Accordingly, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•      the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,
•      the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and
•      a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes.  This schedule must produce a yield to maturity that equals the comparable yield.  Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, we believe it is reasonable to determine the comparable yield based on the stated maturity date.  Accordingly, we have determined that the “comparable yield” is a rate of 5.6330% per annum, compounded monthly.  For the projected payment schedule with respect to a note, please write to Morgan Stanley, Financial Engineering, 1585 Broadway, 5th Floor, New York, NY 10036.

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For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield is not and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amounts of the payments that will be made on a note.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” equal to the amount of such deficit.  This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, early redemption or retirement of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Early Redemption or Retirement of Notes.  Generally, the sale, exchange or early redemption of a note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or early redemption of a note will be equal to the difference between (a) the amount received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange or early redemption of the notes.

Upon the scheduled retirement of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the note.  For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be, and to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the scheduled retirement of the notes.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, early redemption or retirement of a note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term capital loss if the note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts

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withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, early redemption or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•           an individual who is classified as a nonresident alien;
•           a foreign corporation; or
•           a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•           a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•           certain former citizens or residents of the United States; or
•           a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussion below concerning backup withholding, and the discussion above about the potential application of Section 897 of the Code, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including OID, if any) on the notes, provided that:

•           the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•           the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•           the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
•           the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the notes at maturity as well as in connection with the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes.  Assuming that the applicable treatment of the notes as set forth in “United States Federal Taxation” is respected for U.S. federal estate tax purposes, the following U.S. federal estate tax consequences should result.  Absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an

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elimination of such U.S. federal withholding tax due to the application of an income tax treaty). Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

During the term of the notes, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a monthly contingent coupon on the notes or (ii) the initial index level on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its

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purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the notes
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples
The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined on each monthly observation date and whether the notes are redeemed prior to maturity will be determined on each quarterly redemption determination date.  The actual initial index value was determined on the pricing date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The numbers appearing in the tables and examples below have been rounded for ease of analysis.  The below examples are based on the following terms:

Barrier Level:	800
Hypothetical Initial Index Value:	1,200
Fixed Monthly Coupon:	From and including the original issue date to but excluding October 2012: a fixed coupon of 8.00% per annum.
Contingent Monthly Coupon:
From and including October 14, 2012 to but excluding October 14, 2019: 8.00% per annum
From and including October 14, 2019 to but excluding the October 14, 2023: 10.00% per annum
From and including October 14, 2023 to but excluding the maturity date: 12.00% per annum

With respect to each coupon payment date, a contingent monthly coupon is paid only if the closing value of the underlying index is at or above the barrier level on the related observation date.

Stated Principal Amount:	$1,000

In Example 1, the index closing value of the index fluctuates over the term of the note and the index closing value is greater than the initial index value on one of the quarterly redemption determination dates (beginning on the fourth business day preceding October 14, 2015).  Because the index closing value is greater than the initial index value on such a date, the note is automatically redeemed on the related early redemption date.  In Examples 2, 3 and 4, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the note is not automatically redeemed prior to, and remains outstanding until, maturity.

Example 1—The note is automatically redeemed following the redemption determination date in January 2016, as the index closing value is greater than the initial index value on such redemption determination date, which follows the first redemption determination date in October 2015. The index closing value is at or above the barrier level in some, but not all, of the preceding months. You receive the monthly coupons for the first year, the contingent monthly coupons for the months that the index closing value is at or above the barrier level, and the early redemption payment, calculated as: Stated Principal Amount + Contingent Monthly Coupon, or $1,000 + $6.67 = $1,006.67.

Observation Date(s)	Index Closing Value	Contingent Monthly Coupon	Early Redemption Payment
November 2011 though October 2012	N/A	Total of $80.00	N/A
November 2012 through July 2015	1,100 to 1,150	Total of $220.00	N/A
August 2015	790	$0	N/A
September 2015	780	$0	N/A
October 2015	795	$0	N/A
November 2015 through December 2015	900 to 1,150	Total of $13.33	N/A
January 2016	1,250	—*	$1,006.67
* The Early Redemption Payment includes the unpaid contingent monthly payment with respect to the related observation date.

The total payment is $1,320.00.

Example 2—The note is not redeemed, as the index closing value is less than the initial index value on all observation dates. The index closing value is at or above the barrier level at all of the observation dates. You receive the monthly coupons for the first year, the contingent monthly coupons for the remaining months, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Monthly Coupon (if any), or $1,000 + $10.00 = $1,010.

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Observation Date(s)	Index Closing Value	Contingent Monthly Coupon	Payment at Maturity
November 2011 through October 2012	N/A	Total of $80.00	N/A
November 2012 through October 2015	830 to 1,150	Total of $240.00	N/A
November 2015 through October 2019	1,175 to 1,000	Total of $320.00	N/A
November 2019 through October 2023	900 to 1,125	Total of $400.00	N/A
November 2023 through September 2026	1,150 to 1,100	Total of $350.00	N/A
October 2026	1,050	—*	$1,010.00
* The Payment at Maturity includes the unpaid contingent monthly payment with respect to the related observation date.

The total payment is $2,400.00.

Example 3—The note is not redeemed, as the index closing value is less than the initial index value on all observation dates. The index closing value is at or above the barrier level at some, but not all, of the observation dates. You receive the monthly coupons for the first year, the contingent monthly coupons for the months that the index closing value is at or above the barrier level, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Monthly Coupon (if any), or $1,000 + $10.00 = $1,010.00.

Observation Date(s)	Index Closing Value	Contingent Monthly Coupon	Payment at Maturity
November 2011 through October 2012	N/A	Total of $80.00	N/A
November 2012 through October 2015	830 to 1,150	Total of $240.00	N/A
November 2015 through October 2016	780 to 790	$0	N/A
November 2016 through October 2019	1,175 to 1,000	Total of $240.00	N/A
November 2019 through October 2021	795 to 790	$0	N/A
November 2021 through October 2023	900 to 1,125	Total of $200.00	N/A
November 2023 through October 2024	760 to 770	$0	N/A
November 2024 through September 2026	1,150 to 1,100	Total of $230.00	N/A
October 2026	1,050	—*	$1,010.00
* The Payment at Maturity includes the unpaid contingent monthly payment with respect to the related observation date.

The total payment is $2,000.00.

Example 4—The note is not redeemed, as the index closing value is less than the initial index value on all observation dates. The index closing value is below the barrier level at all of the observation dates. You receive the monthly coupons for the first year, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Monthly Coupon (if any), or $1,000 + $0 = $1,000.

Observation Date(s)	Index Closing Value	Contingent Monthly Coupon	Payment at Maturity
November 2011 through October 2012	N/A	Total of $80.00	N/A
November 2012 through September 2026	750 to 790	$0	N/A
October 2026	780	$0	$1,000

The total payment is $1,080.00.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪
The notes provide for regular coupon payments only during the first year following their issuance and you may receive no additional coupon payments throughout the remainder of the entire 14-year period.  The terms of the notes differ from those of ordinary debt notes in that they only provide for the regular payment of interest during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 800, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value is lower than the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the 14-year period from the second year following the original issue date until maturity so that you will receive no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent coupon is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on monthly observation dates, if the closing value of the underlying index on any observation date is below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

▪
Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the notes will be limited to the contingent monthly coupon that is paid with respect to each observation date on which the index closing value is greater than or equal to the barrier level.

▪
Early redemption risk. The term of your investment in the notes may be limited to as short as approximately four years by the automatic early redemption feature of the notes.  If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index has been below the barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the notes mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

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o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value of the S&P 500® Index at the time of sale is below the barrier level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the barrier level on each observation date so that you will receive no return on your investment aside from the 8.00% per annum coupon that will be paid in the first year following the issuance of the notes.  There can be no assurance that the closing value of the underlying index will be at or above the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “Historical Information” on page 14.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 15-year term of the notes.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  During the term of the notes, one or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a monthly contingent coupon on the notes or (ii) the initial index level on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the payment that you will receive on each coupon payment date and at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence

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or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable coupon payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the barrier level.

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Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2006 through October 11, 2011.  The related graph sets forth the daily closing values of the underlying index for the same period.  The closing value of the underlying index on October 11, 2011 was 1,195.54.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any observation date.
S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter (through October 11, 2011)	1,195.54	1,099.23	1,195.54

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Underlying Index Daily Closing Values January 1, 2006 to October 11, 2011

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for auto-callable securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Auto-Callable Securities dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for auto-callable securities or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

October 2011	Page 16